UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                           __________

                           FORM 8-A/A
                         Amendment No. 2


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                     Ryan's Restaurant Group, Inc.
     (Exact Name of Registrant as Specified in Its Charter)

       South Carolina                     57-0657895
(State or Other Jurisdiction    (IRS Employer Identification No.)
      of Incorporation)

                  405 Lancaster Avenue (29650)
                       Post Office Box 100
                           Greer, SC 29652
      (Address of principal executive offices)  (Zip Code)

  If this form relates to the registration of a class of
securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the
following box.    [   ]

  If this form related to the registration of a class of
securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the
following box.    [X]

  Securities Act registration statement file number to which this form relates: _______________
                    (if applicable)

  Securities to be registered pursuant to Section 12(b) of the
Act:

    Title of each class                Name of each exchange on
    To be so registered                which each class is to be
                                              registered
          None                                  None


  Securities to be registered pursuant to Section 12(g) of the
Act:

                 Common Stock Purchase Rights
(pursuant to Shareholder Rights Agreement dated as of February
                     18, 2005, as amended)
                       (Title of Class)



         INFORMATION REQUIRED IN REGISTRATION STATEMENT

     Ryan's Restaurant Group, Inc., a South Carolina corporation ("Ryan's"), is amending the Registration Statement on Form 8-A relating to its Common Stock Purchase Rights filed with the Securities and Exchange Commission (the "SEC") on February 18, 2005, as amended by Amendment No. 1 on Form 8-A/A filed with the SEC on February 23, 2005 (as amended, the "Form 8-A").

Item 1.  Description of Registrant's Securities To Be Registered

Item 1 of the Form 8-A is hereby amended by adding the following:

     On July 24, 2006, Ryan's entered into an Agreement and Plan of Merger (the "Merger Agreement") with Ryan's, Buffets, Inc. ("Buffets"), a Minnesota corporation and Buffets Southeast, Inc., a South Carolina corporation and wholly owned subsidiary of Buffets ("Merger Sub"), pursuant to which Merger Sub will merge with and into Ryan's, with Ryan's as the surviving corporation (the "Merger").

     Prior to and in connection with the execution of the Merger Agreement, on July 24, 2006, Ryan's and American Stock Transfer & Trust Company ("AST") entered into an amendment (the "Amendment") to the Shareholder Rights Agreement between Ryan's and AST, as rights agent, dated as of February 18, 2005, as amended (the "Rights Agreement") that provides that neither the execution of the Merger Agreement, nor the announcement or consummation of the Merger, will trigger the provisions of the Rights Agreement. The Amendment also provides that the Rights Agreement will terminate immediately prior to the effective time of the Merger.

     The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which was filed as
Exhibit 4.1 to Ryan's Current Report 8-K filed on July 25, 2006, and is expressly incorporated herein by reference.

Item 2.  Exhibits

Item 2 is hereby amended by adding the following:

     The following exhibit is filed as part of this Registration
Statement on Form 8-A/A:

4.1 Second Amendment to Shareholder Rights Agreement, dated as of July 24, 2006, between Ryan's Restaurant Group, Inc. and American Stock Transfer & Trust Company. Incorporated by reference to Exhibit 4.1 to Ryan's Current Report on Form 8-K filed on July 25, 2006.

                           SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              RYAN'S RESTAURANT GROUP, INC.


Date:  October 10, 2006       By:  /s/Janet J. Gleitz
                              Name:  Janet J. Gleitz
                              Title:  Secretary